Exhibit (g)(3)

Columbia Funds Series Trust

Columbia Funds Master Investment Trust, LLC

Columbia Funds Variable Insurance Trust I

Columbia Funds Series Trust II

One Financial Center

Boston, MA 02111

                , 2010

State Street Bank and Trust Company

John Hancock Tower

200 Clarendon Street, JHT 3

Boston, MA 02116

Attn: Edward J. McKenzie, Senior Vice President

Re:	Notice of Change of Address in Master Custodian Agreement, As Amended

Dear Mr. McKenzie:

Reference is made to that certain Master Custodian Agreement between each registered investment company identified on Appendix A thereto (each a “Fund” and together, the “Funds”), on behalf of each of its series (the “Portfolios”) and State Street Bank and Trust Company, dated as of June 13, 2005, as amended (the “Agreement”).

In accordance with Section 22 of the Agreement, each Fund hereby notifies you that, effective as of the date hereof, in connection with the closing of the sale by Bank of America, N.A. of the long-term asset management business of Columbia Management Group, LLC to Ameriprise Financial, Inc. (the “Transaction”), any notice, instruction, or other instrument required to be given under the Agreement must be delivered to the addresses appearing on Exhibit A hereto for any Fund or Portfolio, and no further notices may be delivered to the address currently listed for the Funds under Section 22 of the Agreement.

Very Truly Yours,

Columbia Funds Series Trust,
Columbia Funds Master Investment Trust, LLC
Columbia Funds Variable Insurance Trust I,
Columbia Funds Series Trust II

By
Name:
Title:

Notice of Change of Address in Master Custodian Agreement

Exhibit A

Notice Addresses

Address for Notices to a Fund:

Columbia Management Investment Advisers, LLC,

formerly known as RiverSource Investments, LLC

100 Federal Street, Boston, MA 02110

ATTN:

One Financial Center, Boston, MA 02111

Telephone:

Email:

Exhibit A to Notice of Change of Address in Master Custodian Agreement